UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

SAN JUAN BASIN ROYALTY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Below is a copy of the press release issued by the San Juan Basin Royalty Trust on November 9, 2016:

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

ISS Recommends San Juan Basin Royalty Trust Unit Holders VOTE AGAINST

Southwest Bank’s Proposals to Remove Trustee

FORT WORTH, Texas, November 9, 2016 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, has issued a report recommending that unit holders of the Trust VOTE AGAINST all of the proposals of Southwest Bank and Robert Lansford, senior business development officer for Southwest Bank (together, “Southwest”) at the special meeting of unit holders to be held on November 21, 2016.

Specifically, ISS recommends that unit holders VOTE AGAINST Southwest’s proposal to remove Compass Bank and VOTE AGAINST the election of Southwest as trustee of the Trust. ISS further recommends that unit holders vote using the Trust’s BLUE proxy voting card and NOT VOTE Southwest’s white proxy voting card.

Compass Bank issued the following statement:

We agree with ISS’s recommendation that unit holders of the Trust VOTE AGAINST all of Southwest’s proposals. We strongly believe that Southwest’s effort to remove Compass Bank and to elect itself as trustee is not in the best interests of the Trust or the unit holders.

Southwest points to no specific shortcomings in Compass Bank’s performance as trustee over 10 years and fails to offer any substantive benefits to the Trust. It is clear that Southwest’s costly and time-consuming campaign to elect itself trustee of the Trust would benefit Southwest, but in our view, the unit holders would receive no benefit from a change in trustee.

Compass Bank remains committed to serving the unit holders of the Trust and maximizing unit holder value. We ask unit holders to support Compass Bank by VOTING AGAINST all of Southwest’s proposals using the Trust’s BLUE proxy voting card.

In its report, ISS* states that:

Southwest . . . has not presented a compelling argument that former trust officer [Lee Ann] Anderson [who left Compass Bank to join Southwest] possesses unique expertise that would result in superior management of these assets, or unearthed documented evidence of unitholder dissatisfaction since her departure. In addition, there is no indication that Compass currently lacks the knowledge or resources to properly handle this account. Lastly, the potential benefits of a changeover in trustee appear mostly hypothetical at this point, particularly as Southwest has made no firm commitment to materialize a reduction in G&A expenses if it is appointed trustee.

As Southwest has failed to demonstrate tangible evidence of mismanagement by [Compass Bank], or that the potential benefits to unitholders of replacing Compass outweigh any risks associated with such a move, a vote against [Southwest’s] request is warranted.

In support of its recommendation, ISS reached the following conclusions:

•	Southwest’s Purported Cost Savings: “Although Southwest claims [cost savings], it has not itemized these costs nor has it made any commitment to materialize such reduction in [general and administrative (G&A) expenses] if it is appointed trustee. . . . During its special meeting solicitation period, Southwest acknowledged that there would be no material changes in terms of fee structure for unitholders in the event of a change, and did not identify any potential cost savings. Since then, however, it has cited an ambitious estimate of annual G&A reduction of $200,000 to $300,000. This seemingly inconsistent narrative in terms of cost savings provides unitholders little certainty in regards to any tangible, material improvement as a result of a change in trustee.”

•	Trust Expenses: “[Recent increases in the Trust’s G&A expenses] were primarily attributable to increased audit and legal costs related to the Burlington litigation. The most recent Q3 results indicate that, excluding the expenses of $88,000 incurred by the Trust in responding to Southwest’s proxy campaign, G&A expenses amounted to $411,462, generally consistent with G&A expenses of $401,966 in Q3 2015, when Anderson was still the trust officer.”

•	Conflicts of Interest: “It is worth noting that in the 10 years that Compass Bank has served as trustee, no conflicts have been reported. More tellingly for unitholders, the fact that Compass actually initiated litigation against the operator provides evidence that the current trustee is not restricted by conflicts of interest. In fact, from a continuity risk perspective, the removal of the current trustee – a licensed attorney who has overseen the ongoing litigation over the past year – seems at this point to present more downside potential than the installment of a regional bank for the purpose of preemptively mitigating a potential risk of conflict of interest.”

•	Compass Bank’s Ability to Manage Ongoing Litigation: “Despite Southwest’s argument that Anderson was deeply involved in the Trust’s litigation given her historical knowledge of the Trust, there appears to be no compelling evidence that the current [Compass Bank] trust officer is not adequately qualified to fulfill these functions. In fact, one of the audit exceptions approved by the current trust officer resulted in a net credit adjustment to the Trust of about $760,000 in October 2016.”

•	“Independent” Analyst: Noting that although Southwest may have obtained the “public endorsement of an apparently knowledgeable sector analyst,” ISS concludes that “given Southwest’s significant focus on the potential conflicts of interest at Compass as a key justification for its campaign, the bank seems blithely dismissive of any potential conflicts inherent in the fact that the analyst in question has been directly compensated by Southwest itself in recent years. Though this detail might not undermine the credibility of the analyst, it does little to bolster one of Southwest’s primary arguments.”

*Permission to quote neither sought nor obtained from ISS. Emphasis added to quotations.

Compass Bank, on behalf of the Trust, urges you to VOTE AGAINST Southwest’s proposals using the Trust’s BLUE proxy voting card.

Even if you have already voted, you can still change your vote using the Trust’s BLUE proxy voting card.

If you have any questions, require any assistance or need a copy of the Trust’s BLUE proxy voting card, please contact the Trust’s proxy solicitor at:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(877) 278-9670 (Toll Free)

Additional Information Regarding Consent Solicitation

In response to the demand by Southwest, the Trust has called a special meeting and filed with the U.S. Securities and Exchange Commission (“SEC”) on October 25, 2016, a definitive proxy statement in connection with the solicitation of proxies from unit holders of the Trust at the special meeting. The Trust will furnish copies of proxy materials to the unit holders, together with a BLUE proxy card. UNIT HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents, including the proxy statement (and amendments and supplements thereto) and other documents filed by the Trust with the SEC, will be available for no charge on the SEC’s website at www.sec.gov and at the Trust’s website at www.sjbrt.com. Copies may also be obtained by contacting Kaye Wilke by phone at (866) 809-4553, by email at sjt.us@bbva.com or by mail at San Juan Basin Royalty Trust, c/o Compass Bank, Trust Department, Attn: Investor Relations, 300 W. 7th Street, Suite B, Fort Worth, Texas 76102.

Compass Bank, as trustee of the Trust, may be deemed to be a participant in the solicitation of proxies in connection with the special meeting. Information regarding Compass Bank’s interests in the Trust by security holdings and otherwise is set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Trust’s subsequent Quarterly Reports on Form 10-Q.

Contact:	San Juan Basin Royalty Trust

Compass Bank

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936

Website: www.sjbrt.com

e-mail:    sjt.us@bbva.com